Exhibit 1.1

FIRST AMENDED AND RESTATED FORBEARANCE AGREEMENT

AND AMENDMENT NO. 7 TO CREDIT AGREEMENT

This FIRST AMENDED AND RESTATED FORBEARANCE AGREEMENT AND AMENDMENT NO. 7 TO CREDIT AGREEMENT (“Agreement”) is dated as of September 30, 2021 (the “Execution Date”), and is entered into by and between Twin Disc, Incorporated, a Wisconsin corporation (“Borrower”), and BMO Harris Bank N.A., a national banking association (“Bank”).

RECITALS

A.    The Bank has provided certain credit facilities to Borrower (the “Loans”) pursuant to that certain Credit Agreement dated as of June 29, 2018, between Bank and Borrower (as amended, restated, or modified, the “Credit Agreement”).

B.    To evidence the Loans, Borrower has delivered to the Bank the following: (i) that certain Second Amended and Restated Revolving Note dated June 30, 2020, in the original principal amount of $45,000,000.00 (as amended, restated, or modified, the “Revolving Note”), and (ii) that certain Amended and Restated Term Note dated March 4, 2019, in the original principal amount of $20,000,000.00 (as amended, restated, or modified, the “Term Note” and together with the Revolving Note, the “Notes”).

C.    The Notes and the Obligations (defined below) under the Credit Agreement are secured by a general business security agreement (as amended, restated, or modified, the “Security Agreement”), an IP security agreement (as amended, restated, or modified, the “IP Security Agreement”) and a pledge agreement (as amended, restated, or modified, the “Pledge Agreement”), each executed by Borrower in favor of the Bank.

D.    The Notes and the Obligations under the Credit Agreement are further secured by a negative pledge and agreement as to liens and encumbrances in favor of Bank on various parcels of real property located in Racine, Wisconsin (as amended, restated, or modified, the “Real Estate Documents”).

E.    The Credit Agreement, the Notes, the Security Agreement, the IP Security Agreement, the Pledge Agreement, the Real Estate Documents and all other documents related thereto, including this Agreement and the Loan Documents (as defined in the Credit Agreement), are hereinafter referred to as the “Loan Documents.” The obligations of the Borrower to pay and perform all of the Obligations (as defined in the Credit Agreement) under the Loan Documents are the “Obligations.” All capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Credit Agreement or other Loan Document, as applicable.

F.    The Borrower has informed the Bank that an Event of Default under the Credit Agreement has occurred and is continuing under the Loan Documents as a result of the Borrower’s failure to maintain a minimum EBITDA of at least $2,500,000 for the three (3) fiscal quarters ended as of December 25, 2020 under Section 7.12(e) of the Credit Agreement (the “Existing Default”).

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G.    The Borrower previously requested that the Bank forbear from exercising its rights and remedies under the Loan Documents with respect to the Existing Default and to make certain amendments to the Loan Documents. The Bank agreed to temporarily forbear from exercising its rights and remedies and to amend the Loan Documents on the terms and conditions described in that certain Forbearance Agreement and Amendment No. 6 to Credit Agreement, dated as of January 27, 2021, by and between Borrower and the Bank (as the same may be otherwise amended, restated or otherwise modified, the “Existing Forbearance Agreement”).

H.    The Forbearance Period under the Existing Forbearance Agreement is set to terminate as of September 30, 2021. As such, the Borrower has requested that the Bank continue to forbear from exercising its rights and remedies under the Existing Forbearance Agreement and the Loan Documents and to make certain amendments to the Existing Forbearance Agreement and the Loan Documents. The Bank is willing to continue to temporarily forbear from exercising its rights and remedies and amend the Existing Forbearance Agreement and the Loan Documents on the terms and conditions set forth herein.

I.    This Agreement amends and restates the Existing Forbearance Agreement in its entirety and this Agreement shall be deemed to supersede the Existing Forbearance Agreement in all respects, but this Agreement shall not constitute a novation of the Obligations evidenced by the Loan Documents; rather, this Agreement is a continuation of such Obligations.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Borrower Acknowledgements. The Borrower acknowledges that:

(a)    Default. The Existing Default has occurred and is continuing under the Loan Documents. As a result of the occurrence and continuance of the Existing Default, the Bank has the right to exercise any and all of its rights and remedies against the Borrower under the Loan Documents.

(b)    Loan Documents. The Loan Documents are legal, valid, binding and enforceable against Borrower in accordance with their terms. The terms of the Loan Documents remain unchanged, except as modified pursuant to Section 4 of this Agreement. The Borrower reaffirms the Loan Documents and all of the covenants set forth therein.

(c)    Obligations. The obligation of the Borrower to pay and perform the Obligations is reaffirmed, absolute and unconditional, and there exists no right of set off or recoupment, and no rights to assert a claim, counterclaim or defense of any nature whatsoever, to the payment or performance of the Obligations. The amounts due and owing on the Obligations are accurately set forth on Schedule A attached hereto as of the date set forth therein.

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(d)    Collateral. The Bank has valid, enforceable and perfected security interests in and liens on the Collateral, as to which there are no setoffs, deductions, claims, counterclaims or defenses of any kind or character whatsoever.

2.    Agreement to Forbear. Subject to compliance by the Borrower with the terms and conditions of the Agreement, the Bank hereby agrees to forbear from exercising its rights and remedies against the Borrower under the Loan Documents with respect to the Existing Default during the period (the “Forbearance Period”) commencing on the Execution Date and ending on the earlier to occur of (i) February 28, 2022, and (ii) the date on which a Forbearance Default (as defined in Section 7 of this Agreement) occurs (as applicable, the “Termination Date”). On the Termination Date, (a) the Bank’s forbearance, as provided herein, shall immediately and automatically cease without further notice or action, and (b) all of the Obligations shall be accelerated and become immediately due and payable at the Default Rate, upon notice from the Bank to Borrower. On and after the Termination Date, the Bank may, in its sole discretion, exercise any and all remedies available to it under the Loan Documents and applicable law by reason of the occurrence of any Default, Event of Default, Forbearance Default or the continuation of the Existing Default, without further notice or demand, other than as may be required by this Agreement or the Loan Documents. Furthermore, during the Forbearance Period, subject to compliance by the Borrower with the terms and conditions of the Agreement, the Bank agrees to refrain from: (y) providing a “Notice of Exclusive Control” (or any other notice with similar effect) to any financial institution (including, without limitation, the Bank) regarding any and all deposit accounts subject to a deposit account control agreement, and (z) restricting, in any way, the Borrower’s ability to access or use the funds in such account with the Bank.

3.    Continued Financing During Forbearance Period. Notwithstanding the Existing Default, subject to the satisfaction of all conditions specified in this Agreement, during the Forbearance Period, the Bank in its sole discretion may continue to honor requests by the Borrower for draws under or pursuant to the Revolving Note, as provided in the Credit Agreement and the Revolving Note; provided, that the Borrower shall use the proceeds of such draws solely in accordance with the provisions of this Agreement.

4.    Amendments to the Loan Documents. Upon the satisfaction of the conditions set forth in Section 5, the Loan Documents are hereby amended as follows:

4.1   Section 1.1 – Definitions. The following definitions in Section 1.1 of the Credit Agreement are added or amended and restated, as applicable, as follows:

“Borrowing Base” means, as of any time it is to be determined, the sum of:

(a)    85% of the then outstanding unpaid amount of Eligible Receivables; plus

(b)    the lesser of (i) $35,000,000 (reducing to $30,000,000 upon the occurrence of the Rolla Repatriation), and (ii) 50% of the value (computed at the lower of market or cost using the last-in/first-out method of inventory valuation applied in accordance with GAAP) of Eligible Inventory; provided that (i) Bank shall have the right upon five (5) Business Days’ notice to Borrower to reduce the advance rates against Eligible Receivables and Eligible Inventory in its reasonable discretion based on results from any field audit or appraisal of the Collateral and (ii) the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Borrowing Base Certificates furnished from time to time by Borrower pursuant to this Agreement and, if required by Bank pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to Bank pursuant hereto or pursuant to any such Collateral Document.

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“Forbearance Agreement” means this Amended and Restated Forbearance Agreement and Amendment No. 7 to Credit Agreement, dated as of September 30, 2021, between Borrower and the Bank.

“Forbearance Period” means the period commencing on January 27, 2021 and ending on the earlier to occur of (a) February 28, 2022, and (b) the date on which a Forbearance Default (as defined in the Forbearance Agreement) occurs.

“Revolving Credit Commitment” means the obligation of Bank to make Revolving Loans and to issue Letters of Credit hereunder in an aggregate principal or face amount at any one time outstanding not to exceed $45,000,000 (inclusive of the Euro Sublimit and L/C Sublimit); provided, that, during the Forbearance Period, the Revolving Credit Commitment shall not exceed $42,500,000 (inclusive of the Euro Sublimit and L/C Sublimit); provided, further, that upon the occurrence of the Rolla Repatriation, the Revolving Credit Commitment shall be reduced to an aggregate principal or face amount at any one time outstanding not to exceed $40,000,000 (inclusive of the Euro Sublimit and L/C Sublimit).

“Rolla Disposition” means the Borrower’s Disposition of its manufacturing facility in Novazzano, Switzerland, for a gross sales price of approximately $10,000,000 USD equivalent, resulting in Net Cash Proceeds from such Disposition of approximately $8,700,000 USD equivalent.

“Rolla Repatriation” means the Borrower’s repatriation, within a reasonable time after the occurrence of the Rolla Disposition (and in any event in a manner that is not unduly delayed by the Borrower), of approximately $7,000,000 USD equivalent of Net Cash Proceeds from the Rolla Disposition.

4.2   Section 2.8(b) – Mandatory Prepayments. Notwithstanding anything to the contrary contained in the Credit Agreement, Borrower shall be required to prepay the Net Cash Proceeds from the Rolla Disposition upon the occurrence of the Rolla Repatriation and such Net Cash Proceeds shall be applied as follows: (a) $1,000,000 applied to the Term Loan, and (b) the remaining Net Cash Proceeds from the Rolla Disposition applied to the revolving Loans (with a concurrent permanent reduction in the Revolving Credit Commitment to an aggregate principal or face amount at any one time outstanding not to exceed $40,000,000 (inclusive of the Euro Sublimit and L/C Sublimit).

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4.3   Section 7.4(k) – Rolla Disposition. Section 7.4 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (i), replacing the period (“.”) at the end of clause (j) with a semi-colon (“;”) and the word “and” and adding the following clause (k) thereafter as follows:

“(k)   the Rolla Disposition; provided, that, for the avoidance of doubt, the Rolla Disposition shall only be permitted to the extent the Rolla Repatriation is completed within a reasonable time after the Rolla Disposition (and in any event in a manner that is not unduly delayed by the Borrower) and all springing modifications under the Forbearance Agreement take effect concurrently with the Rolla Repatriation, including, without limitation, (i) the reduction of the Revolving Credit Commitment to an aggregate principal or face amount at any one time outstanding not to exceed $40,000,000 (inclusive of the Euro Sublimit and L/C Sublimit), (ii) the mandatory prepayment and application of the Net Cash Proceeds from the Rolla Disposition to the Term Loan (in the amount of $1,000,000) and the Revolving Loans (in the amount of the remaining Net Cash Proceeds after application to the Term Loan), and (iii) the reduction of the advance rate of Inventory in the Borrowing Base from $35,000,000 to $30,000,000.”

5.      Conditions Precedent to Effectiveness. This Agreement shall not be effective unless and until each of the following conditions shall have been satisfied in the Bank’s sole discretion or waived by the Bank, for whose sole benefit such conditions exist:

(a)    This Agreement. On or before the Execution Date, Borrower shall deliver, or cause to be delivered, to the Bank a copy of this Agreement, duly executed by such Borrower.

(b)    Secretary’s Certificate and Board Resolutions. On or before the Execution Date, Borrower shall deliver, or cause to be delivered, to the Bank a certificate of the secretary of the Borrower certifying: (A) the adoption and continuing effect of resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of this Agreement and the documents to be executed and delivered in connection with this Agreement; (B) that, except as attached to such certificate, the Articles of Incorporation of the Borrower have not been amended since the date of the last delivery of such Articles of Incorporation to Bank on or about June 29, 2018; and (C) that, except as attached to such certificate, the Bylaws of the Borrower have not been amended since the date of the last delivery of such Bylaws to Bank on or about January 27, 2021.

(c)    Additional Documents. On or before the Execution Date, or as otherwise permitted by the Bank in its sole discretion, Borrower shall deliver or cause to be delivered to the Bank all other documents that the Bank may request.

(d)    Representations and Warranties. The representations and warranties set forth in this Agreement shall be true and correct as though made on and as of the Execution Date.

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(e)    No Default. After giving effect to this Agreement, there shall be no Default or Event of Default (other than the Existing Defaults) continuing.

(f)    No Material Adverse Change. There shall be no material adverse change in the business operations, assets or financial or other condition of Borrower since the delivery of the last financial statements required under the Loan Documents.

6.     Borrower’s Representations, Warranties and Covenants. To induce the Bank to enter into this Agreement, Borrower hereby certifies, represents, and warrants that all representations and warranties contained herein and in the Loan Documents are true and correct as of the Execution Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date. Borrower further represents, warrants and covenants to the Bank as follows:

(a)    Organizational Power: Authorization; Enforceability. Borrower is fully authorized to execute, deliver, and perform this Agreement. This Agreement constitutes a valid and legally binding Agreement enforceable against Borrower, as well as its predecessors and assigns, in accordance with its terms.

(b)    No Violation. The execution, delivery and performance of this Agreement do not and will not (i) violate any law, rule, regulation or court order to which Borrower is subject; (ii) conflict with the organizational documents of Borrower, or any agreements or instrument to which it is party or by which it or its properties are bound, or (iii) result in the creation or imposition of any lien, security interest or encumbrance on any property or assets of Borrower, whether now owned or hereafter acquired, other than liens in favor of the Bank.

(c)    No Litigation. No action, suit, litigation, investigation, or proceeding of or before any court, arbitrator, mediator, or governmental authority is pending or, to the knowledge of Borrower, threatened by or against or affecting Borrower or against any of its property or assets.

(d)    Accuracy of Information; No Adverse Change. All information provided by Borrower, or any of its agents, directors, officers, employees or representatives, is true, correct, and complete in all material respects, as of the date provided and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading. Since the delivery of the last financial statements required under the Loan Documents, there has been no material adverse change in the business operations, assets or financial or other condition of Borrower.

(e)    Acknowledgement of Good Faith. Borrower acknowledges and agrees that the Bank has at all times during the course of its relationship with Borrower met its obligations under its agreements with Borrower, including without limitation the Loan Documents; that all actions taken by the Bank prior to this Agreement have been reasonable and appropriate under the circumstances and within the Bank’s rights; and that the Bank has acted fairly and in good faith in all aspects of its lending relationship with Borrower, including the negotiation and implementation of this Agreement.

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(f)    Voluntarily Executed. This Agreement was voluntarily executed, and Borrower (i) has fully and carefully read this Agreement prior to execution, (ii) has been fully apprised by or had the opportunity to be fully apprised by attorneys of its own choosing of the legal effect and meaning of this document and its terms, (iii) has been afforded the opportunity to negotiate as to any and all terms of this Agreement, (iv) is executing this Agreement voluntarily and free of any undue influence, duress or coercion, and (v) has had the opportunity to make such investigation or inquiry as it deemed necessary and appropriate in connection with the subject matter of this Agreement.

(g)    Consultation with Counsel. Borrower represents and warrants that the Bank has recommended that Borrower consult with legal counsel prior to the execution of this Agreement. Borrower acknowledges and agrees that it has consulted with its attorney or has declined to do so despite the express recommendation of the Bank. Borrower represents that in entering into this Agreement, it is not relying upon the advice or counsel of the Bank or anyone representing it, nor upon and statement or representation not set forth herein.

(h)    Covenant – Compliance with this Agreement and the Other Loan Documents; Payments. Borrower agrees that during the Forbearance Period it will (1) comply with all covenants and other obligations under this Agreement and under the other Loan Documents (except as specifically modified by this Agreement), and (2) timely make the payments required under this Agreement, the Credit Agreement, the Notes and the other Loan Documents, as modified herein (the “Payments”). The Bank may withdraw and pay the amount of the Payments without further authorization from the Borrower’s accounts at the Bank.

7.    Forbearance Defaults. A Forbearance Default or a Default or Event of Default under any Loan Document constitutes an Event of Default on each and every other Loan Document. Each of the following shall constitute a “Forbearance Default” hereunder:

(a)    The existence or occurrence of any Default or Event of Default (other than the Existing Default) under this Agreement or the other Loan Documents; or

(b)    Borrower fails to make any Payments in accordance with this Agreement, the Credit Agreement, the Notes or any other Loan Documents or fails to pay the Bank in full all Obligations by the end of the Forbearance Period; or

(c)    Borrower fails to keep or perform any term, condition, covenant, agreement or obligation contained in this Agreement or in the other Loan Documents (other than the Existing Default);

(d)    Any representation or warranty of the Borrower made herein is or becomes false, misleading or incorrect in any material respect; or

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(e)    Any action is taken by Borrower, or any event or condition exists, which, in the reasonable opinion of the Bank, impairs or is reasonably likely to impair the prospect of Borrower making any Payments in accordance with this Agreement, the Credit Agreement, the Notes or any other Loan Documents;

(f)    Any creditor of Borrower exercises any rights or remedies against Borrower which, in the reasonable opinion of the Bank, would cause or would be reasonably likely to cause a Material Adverse Effect; or

(g)    A Material Adverse Effect occurs, as determined by the Bank in its reasonable discretion.

8.    Remedies. Immediately upon the occurrence of a Forbearance Default, (a) the Bank’s forbearance, as provided herein, and the Forbearance Period shall immediately and automatically cease, without further notice or action, (b) the Notes, and all Loans evidenced thereby, together with all interest accrued thereon, and all other amounts owing hereunder and under any other document or instrument under which Borrower has obligations to the Bank, shall become immediately due and payable, (c) default rates of interest shall apply to the Obligations, (d) the Bank may at any time without prior notice or demand set off against any credit balance or other money now or hereafter owed it by the Bank all or any part of the Obligations, and (e) the Bank shall be entitled to exercise all of the rights and remedies provided to it by the Loan Documents, and all rights and remedies provided by law and in equity, by statute or otherwise, and no remedy herein conferred upon the Bank is intended to be exclusive of any other right and remedy, and each right and remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The Bank’s acceptance of any payment on account of the Obligations or other performance by the Borrower after a Forbearance Default shall not constitute an extension or reinstatement of the Forbearance Period or a waiver of the Forbearance Default or of any of the Bank’s rights or remedies.

9.    No Waiver. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of the Bank under the Loan Documents, nor shall they constitute a waiver of the Existing Default or any other Default or Event of Default under the Loan Documents, all of which shall be deemed to remain in existence. Any waiver granted by the Bank to Borrower (in the past or future) does not create any course of dealing or expectation with respect to any future waivers, extensions or amendments, and the Bank has no obligation whatsoever to grant any waivers, extensions or amendments. The Bank expressly reserves all rights, powers and remedies available to it under the Agreement, all other documents, instruments and agreements, under statute, at law, in equity or in bankruptcy. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provide by law. The Bank’s acceptance of payment on account of the Obligations or other performance by Borrower after the occurrence of an Event of Default (including, without limitation, the Existing Default) shall not be construed as a waiver of such Event of Default, Existing Default, any other Default or Event of Default, or any of the Bank’s rights or remedies.

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10.    RELEASE OF CLAIMS, WAIVER AND COVENANT NOT TO SUE. BORROWER HEREBY RELEASES, REMISES, ACQUITS AND FOREVER DISCHARGES THE BANK AND THE BANK’S EMPLOYEES, AGENTS, REPRESENTATIVES, CONSULTANTS, ATTORNEYS, FIDUCIARIES, SERVANTS, OFFICERS, DIRECTORS, PARTNERS, PREDECESSORS, SUCCESSORS AND ASSIGNS, SUBSIDIARIES, PARENTS, AND AFFILIATES (ALL OF THE FOREGOING HEREINAFTER CALLED THE “RELEASED PARTIES”), FROM ANY AND ALL ACTIONS AND CAUSES OF ACTION, JUDGMENTS, EXECUTIONS, SUITS, DEBTS, CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, DAMAGES AND EXPENSES OF ANY AND EVERY CHARACTER, KNOWN OR UNKNOWN, DIRECT OR INDIRECT, AT LAW OR IN EQUITY, OF WHATSOEVER KIND OR NATURE, WHETHER HERETOFORE OR HEREAFTER ARISING, FOR OR BECAUSE OF ANY MATTER OR THINGS DONE, OMITTED OR SUFFERING TO BE DONE BY ANY OF THE RELEASED PARTIES PRIOR TO AND INCLUDING THE EXECUTION DATE, AND IN ANY WAY DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS AGREEMENT, THE OBLIGATIONS OF BORROWER, THE LOANS AND/OR ANY OF THE LOAN DOCUMENTS (ALL OF THE FOREGOING HEREINAFTER CALLED THE “RELEASED MATTERS”). BORROWER ACKNOWLEDGES THAT THE AGREEMENTS IN THIS PARAGRAPH ARE INTENDED TO BE IN FULL SATISFACTION OF ALL OR ANY ALLEGED INJURIES OR DAMAGES ARISING IN CONNECTION WITH THE RELEASED MATTERS. BORROWER REPRESENTS AND WARRANTS TO THE BANK THAT IT HAS NOT PURPORTED TO TRANSFER, ASSIGN OR OTHERWISE CONVEY ANY RIGHT, TITLE OR INTEREST IN ANY RELEASED MATTER TO ANY OTHER PERSON AND THAT THE FOREGOING CONSTITUTES A FULL AND COMPLETE RELEASE OF ALL RELEASED MATTERS. BORROWER AGREES NOT TO BRING ANY CLAIM OR LEGAL PROCEEDING AGAINST ANY OF THE RELEASED PARTIES BEFORE ANY COURT, ADMINISTRATIVE AGENCY OR OTHER FORUM FOR ANY OF THE RELEASED MATTERS. BORROWER HAS READ THE RELEASE PROVISIONS OF THIS SECTION AND CONSULTED COUNSEL AS APPROPRIATE BEFORE EXECUTING SAME. BORROWER HAS RELIED UPON ITS OWN JUDGMENT AND THAT OF ITS COUNSEL IN EXECUTING THE RELEASE AND HAS NOT RELIED ON OR BEEN INDUCED BY ANY REPRESENTATION, STATEMENT OR ACT BY THE BANK AND THAT IT ENTERS INTO THE RELEASE PROVISIONS OF THIS SECTION VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE. THE RELEASE PROVISIONS OF THIS SECTION ARE IN ALL RESPECTS COMPLETE AND FINAL AND THIS SECTION SHALL SURVIVE THE TERMINATION OF THE LOAN DOCUMENTS AND THIS AGREEMENT.

11.    Miscellaneous.

(a)    Governing Law, VENUE; JURISDICTION; JURY TRIAL WAIVER; and other Miscellaneous Provisions. The provisions of the Credit Agreement are incorporated by reference as if they were set forth in full herein, including for the avoidance of doubt the Miscellaneous Provisions set forth in Section 9 of the Credit Agreement.

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(b)    Effect and Construction of Agreement; No Novation. In the event of any inconsistency between the terms of this Agreement and the Loan Documents, this Agreement shall govern. This Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement or any part hereof to be drafted. This agreement is not a novation nor is it to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Loan Documents, except as specifically set forth herein.

(c)    References to the Credit Agreement. Each reference in the Credit Agreement to “this Agreement” “hereunder,” “hereof,” or words of like import, and each reference to the Credit Agreement in any other agreement and any and all other instruments or documents provided for in the Credit Agreement or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to such Credit Agreement as amended hereby. This Agreement shall be considered a Related Document (as defined in each Credit Agreement).

(d)    Power of Attorney. If Borrower fails to do any of the things in this Agreement or reasonably necessary or desirable to carry out the terms and intent of this Agreement, the Bank may do so for and in the name of such Borrower, at its expense. For such purposes, Borrower hereby irrevocably appoints the Bank as attorney-in-fact for the purpose of making, executing, delivering, filing, recording, and doing all other things as may be necessary or desirable in the Bank’s sole opinion to accomplish the terms and intent of this Agreement. Notice of the Bank’s exercise of said Power of Attorney shall be promptly provided to Borrower no later than three (3) business days following such exercise.

(e)    Execution in Counterparts and Electronically. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one instrument. A signature transmitted by facsimile, an emailed “pdf” or other electronic means shall be considered an original signature.

(f)    Time is of the Essence. Time is of the essence with respect to the terms and conditions of this Agreement.

(g)    Costs and Expenses. Borrower agrees to pay all reasonable costs and expenses (including attorneys’ fees) incurred by the Bank in connection with the preparation, negotiation and consummation of this Agreement. All such costs and expenses incurred by the Bank shall be paid by Borrower promptly after presentation and receipt of an invoice therefor.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto are signing this Agreement as of the date stated in the introductory clause.

“Borrower”

TWIN DISC, INCORPORATED

By: ‐ /s/ Jeffrey S. Knutson

Name: Jeffrey S. Knutson

Title: Vice President – Finance and Chief Financial Officer

“Bank”

BMO HARRIS BANK N.A.

By: /s/ Mark Czarnecki

Name: Mark Czarnecki

Title: Senior Vice President

Signature Page to Amended and Restated Forbearance Agreement and Amendment No. 7 to Credit Agreement

(Twin Disc, Incorporated)

SCHEDULE A

AMOUNTS DUE ON THE OBLIGATIONS AS OF SEPTEMBER 30, 2021

Note	Principal	Accrued Interest
Revolving Note	$16,628,382.53	$62,439.83
Term Note	$16,500,000.00	$54,425.94

For the avoidance of doubt, this Schedule does not reflect any payments made on the date listed above and does include amounts incurred after such date. Amounts for additional draws, continuing interest, charges, fees, costs of collection and attorneys’ fees (as applicable) may still be outstanding Obligations.

Schedule A to Amended and Restated Forbearance Agreement and Amendment No. 7 to Credit Agreement

(Twin Disc, Incorporated)